8-K for iWorld Projects & Systems, Inc.
                                January 10, 2007

EXHIBIT 1   Candelore Letter of Resignation from iWorld Board of Directors


                                DAN E. CANDELORE
                   246 Twin Oaks Terrace, Westfield, NJ 07090
                      Tel: 908-232-6016 Fax: 908-654-6430
                           E-mail: dcandelore@aol.com



December 26, 2006

Mr. David Pells
President
iWorld Projects & Systems, Inc.
Addison, TX


Dear David,

I hereby tender my resignation from the board of directors of iWorld Projects & Systems, Inc. effective the close of December 31, 2006.

For personal reasons, I am no longer able to dedicate the time necessary to support you in your effort to stabilize the financial condition of the company.

I have appreciated working with you and David Mathie on iWorld matters this past year.

I wish you good luck in resolving the many issues that still confront iWorld. I think you have the stamina and determination to see them through to a positive conclusion.

Very truly yours,


/s/ Dan E. Candelore
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Dan E. Candelore